Exhibit 99.1
KINDER MORGAN INCREASES QUARTERLY DIVIDEND
TO $0.51 PER SHARE, UP 16%

KMI Remains on Track to Meet its Full-Year Dividend Target of $2.00 Per Share with Substantial Excess Cash Coverage

HOUSTON, Oct. 21, 2015 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved an increase in its quarterly cash dividend to $0.51 ($2.04 annualized) payable on Nov. 13, 2015, to shareholders of record as of the close of business on Nov. 2, 2015. This represents a 16 percent increase over the third quarter 2014 dividend of $0.44 per share ($1.76 annualized) and is up from $0.49 per share ($1.96 annualized) for the second quarter of 2015. This is KMI’s 15th quarterly dividend raise since it went public in February 2011.
"We are pleased with KMI's steady third quarter results that cover our 16 percent dividend increase to $0.51 per share. We remain on track to meet our full-year dividend target of $2.00 per share with substantial excess cash coverage despite continued challenging conditions in the energy sector," said Executive Chairman Richard D. Kinder. "While we are largely insulated from commodity price impacts due to our predominately take-or-pay supported cash flows, we are not totally immune.
"As a company, we remain focused on our goals to continue to return cash to our shareholders in increasing amounts, to maintain our investment grade ratings and leverage targets while funding our business in the most efficient and economical way possible. We believe an appropriate response to the challenging current equity markets is to identify alternative funding sources that help us meet our goals and have a lower expected long-term cost of capital than our common equity. We have identified alternative sources and have selected one of these to pursue, as appropriate, to meet our equity funding requirements for the balance of 2015 and for the first half of 2016. This would eliminate our need to access the common equity markets through mid-next year. Additionally, while we are at the beginning of our budget process for 2016, we currently expect to increase our declared dividend for 2016 by 6 to 10 percent over the 2015 declared dividend of $2.00 per share. We expect this range will provide the flexibility for us to meet our dividend and have excess cash coverage."
President and CEO Steve Kean said, “We produced distributable cash flow before certain items of $0.51 per share for the third quarter resulting in flat coverage for the quarter and total excess coverage of $228 million for the first nine months of the year. Our five business segments produced $1.839 billion in segment earnings before DD&A and certain items, down 1 percent from the third quarter of 2014, primarily driven by a decline in our CO2 segment partially offset by increases in our Products Pipelines and Terminals segments.
"Our current project backlog of expansion and joint venture investments is $21.3 billion. Since the second quarter earnings release, we have placed nearly $400 million of completed projects into service, removed approximately $1.0 billion in projects (primarily in the CO2 segment as a result of CO2 enhanced oil recovery as well as additional source and transportation projects being delayed beyond the time horizon of our five-year backlog due to lower commodity prices) and added approximately $700 million driven by new projects. Projects in the backlog have a high certainty of completion and drive future growth at the company across all of our business segments.”
KMI reported third quarter distributable cash flow before certain items of $1.129 billion versus $435 million for the comparable period in 2014. This increase is primarily attributable to the KMI merger transactions completed in November 2014. Distributable cash flow per share before certain items was $0.51 compared to $0.42 for the third quarter last year. Third quarter net income before certain items was $348 million compared to $537 million for the same period in 2014. The decrease in net income before certain items was driven by higher DD&A expense and interest expense. Certain items after tax in the third quarter totaled a net loss of $165 million driven largely by a non-cash pre-tax impairment charge related to the Goldsmith field in our CO2 segment compared to a net gain of $242 million for the same period last year. Net income after certain items was $183 million compared to $779 million for the third quarter last year.
For the first nine months of the year, KMI reported distributable cash flow before certain items of $3.466 billion versus $1.340 billion for the comparable period in 2014, due primarily to the KMI merger transactions completed in November 2014. Distributable cash flow per share before certain items for the first nine months of the year was $1.58 compared to $1.29 for the same period last year. Net income before certain items was $1.158 billion compared to $1.676 billion for the first three quarters of 2014. The decrease in net income before certain items was driven by higher DD&A expense, book taxes and interest expense. Certain items after tax for the first nine months of the year totaled a net loss of $214 million compared to a net gain of $201 million for the same period last year. For the first nine months of the year, net income was $944 million compared to $1.877 billion for the same period last year.

Overview of Business Segments

The Natural Gas Pipelines business produced third quarter segment earnings before DD&A and certain items of $975 million, as compared to $978 million for the same period last year. Natural Gas Pipelines is on track to slightly exceed its published annual budget of 1 percent growth.
“Growth in this segment compared to the third quarter last year was led by contributions from the Hiland acquisition and improved performance on the El Paso Natural Gas pipeline (EPNG) driven by demand from Mexico,” Kean said. “Third quarter growth was partially offset by lower commodity prices affecting certain of our midstream gathering and processing assets. Earnings were also negatively impacted at Kinder Morgan Louisiana Pipeline as a result of a 2014 customer contract buyout, at KinderHawk due to the expiration of a minimum volume contract, and at Cheyenne Plains pipeline primarily as a result of contract expirations.”
Natural gas transport volumes were up 5 percent compared to the third quarter last year driven by higher volumes on Texas Intrastate pipelines due to higher Eagle Ford Shale production and increased deliveries of gas into Mexico, higher throughput on Tennessee Gas Pipeline (TGP) resulting from new projects going in service, incremental Utica production as well as greater power generation demand, and higher volume on the EPNG pipeline driven by demand from Mexico as well as greater power generation demand. Throughput on our natural gas pipelines for power generation was up 15 percent compared to the third quarter of 2014 and up 18 percent through the first nine months of 2015 versus the same period in 2014.
Natural gas continues to be the fuel of choice for America’s future energy needs, and industry experts are projecting gas demand increases of over 40 percent to nearly 110 billion cubic feet per day (Bcf/d) over the next 10 years. Over the last year and a half, KMI has entered into new and pending firm transport capacity commitments totaling 9.1 Bcf/d, including 400 million cubic feet per day (MMcf/d) added this quarter. KMI pipelines currently move about one-third of the natural gas consumed in the United States. Future opportunities include the need for more capacity in the Northeast, greater national demand for gas-fired power generation in general, liquefied natural gas (LNG) exports and exports to Mexico. KMI currently has a backlog of natural gas projects of approximately $9.1 billion.

The CO2 business produced third quarter segment earnings before DD&A and certain items of $282 million, down from $363 million for the same period in 2014. The CO2 business is expected to be below its annual budget of an 8 percent decline from 2014 due to lower commodity prices.
“As expected, lower commodity prices impacted earnings overall, but our SACROC Unit continued to generate strong production,” Kean said. “SACROC gross oil production in the third quarter averaged 32.5 thousand barrels per day (MBbl/d), down 2 percent from the third quarter last year, but up 6 percent for the nine months of the year compared to the same period last year and is on track for record annual production. NGL sales volumes of 21.0 MBbl/d at our Snyder Gas Plant were up 3 percent from the third quarter last year. In addition, we continued to offset some of the impact from lower commodity prices by generating cost savings across our CO2 business. While net CO2 volumes increased versus the third quarter of 2014, they were below plan for the quarter. CO2 demand has remained relatively stable, but is not currently growing due to customer capital constraints related to current market conditions.”
Combined gross oil production volumes averaged 57.1 MBbl/d for the third quarter, up slightly from 57.0 MBbl/d in the same period last year. Oil production net to Kinder Morgan was down 2 percent compared to the same period last year. SACROC’s third quarter production was slightly below third quarter 2014 results and plan, and Yates produced solid results but was slightly below both third quarter 2014 results and plan. Third quarter Katz and Goldsmith production was above the same period last year, but well below plan. The average West Texas Intermediate (WTI) crude oil price for the third quarter was $46.43 per barrel versus $97.17 for the third quarter of 2014. Kinder Morgan’s 2015 budget assumed an average WTI crude oil price of approximately $70 per barrel. The commodity price impact on the CO2 segment in the third quarter was higher than the sensitivities announced at the beginning of the year (every $1 per barrel change in the average WTI crude oil price will impact the CO2 segment’s distributable cash flow by approximately $7 million) driven by the lower ratio of NGL prices to crude prices compared to the ratio assumed in our budget.

The Terminals business produced third quarter segment earnings before DD&A and certain items of $263 million, up 6 percent from $247 million for the same period in 2014. The Terminals business is expected to be below its published annual budget of 20 percent growth.
“Approximately 21 percent of the growth in the third quarter 2015 was organic versus the same period in 2014, with the remainder coming from acquisitions,” Kean said. “The increase in third quarter earnings was led by strong performance at our liquids terminals, driven by various expansions across our network including adding incremental storage capacity at our Edmonton South terminal, as well as contributions from new operations at our Geismar Methanol terminal, Deer Park Rail terminal and the Edmonton Rail Terminal, a 50-50 joint venture with Imperial Oil Ltd. The Jones Act tanker and Vopak terminals acquisitions also contributed significantly to growth in this segment. Earnings were impacted by a softening of the domestic steel market and continued weakness in global coal markets which has led to a decline in coal export volumes of 50 percent in the third quarter of 2015 versus the same period last year. However, the coal volume impact on earnings was partially offset by long-term minimum tonnage commitments with customers. Weakness in our coal business was also impacted by the bankruptcy of one of our customers, Alpha Natural Resources. Overall, our liquids throughput increased 26 percent and our bulk volume declined 17 percent this quarter compared to the third quarter of 2014.”
For the third quarter, Terminals and Products Pipelines combined handled 25.7 million barrels of ethanol, down from 27.9 million barrels for the same period last year. The decline reflects the company’s previously announced sale of certain smaller terminal facilities to Watco Companies in exchange for an incremental equity interest in Watco as well as the opportunistic conversion of storage from ethanol to gasoline service in certain markets. KMI currently handles approximately one-third of the ethanol used in the United States.

The Products Pipelines business produced third quarter segment earnings before DD&A and certain items of $287 million, up 29 percent from $222 million for the comparable period in 2014. For the year, Products Pipelines expects to be slightly below its published annual budget of 29 percent growth.
“Growth in this segment compared to the third quarter of 2014 was driven by higher volumes on the Kinder Morgan Crude and Condensate Pipeline (KMCC), the startup of the first and second phases of the petroleum condensate processing facility along the Houston Ship Channel, contributions from the Double H Pipeline, which was part of our Hiland acquisition, improved performance on our SFPP system driven by greater refined products throughput and contributions from the Cochin reversal project,” Kean said.
Total refined products volumes were up 2.5 percent for the third quarter versus the same period in 2014. Segment diesel and jet fuel volumes were up 4.7 percent and 6.1 percent compared to the third quarter of 2014, respectively. NGL volumes increased 63.5 percent from the same period last year due to completion of the reversal project on Cochin. Crude and condensate volumes were more than three times higher than the third quarter last year primarily due to the continued ramp up of volumes on KMCC and placing the Double H Pipeline in service.

Kinder Morgan Canada produced third quarter segment earnings before DD&A and certain items of $42 million versus the $50 million it reported for the same period in 2014.  Demand for capacity remains high on the Trans Mountain pipeline system, with third quarter mainline throughput into Washington state more than 30 percent higher than the same period last year. The earnings decline was primarily due to an unfavorable foreign exchange rate, as the Canadian dollar declined in value relative to the U.S. dollar by approximately 17 percent since the third quarter of 2014. Kinder Morgan Canada expects to come in below its published annual budget of 1 percent growth due to expected continued weakness in the Canadian dollar.

Other News

Natural Gas Pipelines

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Today, the Texas Intrastate Natural Gas Pipeline Group executed a contract with the Comisión Federal de Electricidad (CFE), the state-owned electric utility of Mexico, to provide up to 527,000 dekatherms per day (Dth/d) of firm transportation service to CFE in support of its growing demand for U.S. natural gas supply. The company expects to invest approximately $76 million to enhance the capabilities of the Texas intrastate system, in large part to increase capacity to make deliveries in the Nueces County area of South Texas. Service under the contract will begin on June 1, 2016, with volumes increasing once system enhancements are completed in the third quarter of 2016.

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TGP plans a full certificate filing in the fourth quarter of 2015 for its proposed Northeast Energy Direct Project (NED). The KMI board of directors approved the market path portion of NED last quarter, subject to receipt of applicable regulatory approvals, including state public utility commission approvals for our LDC customers. Currently, the market path portion of the project has commitments of over 550,000 Dth/d. The market path, from Wright, New York, to Dracut, Massachusetts, and beyond, is scalable up to 1.3 Bcf/d. TGP recently launched an open season introducing a new firm service, PowerServe, for electric distribution companies and electric generators in the northeast, using NED facilities. The open season is anticipated to close on Oct. 29, 2015. We believe recent favorable actions and recommendations in New England regulatory proceedings have enhanced the prospects for this project. Additionally, TGP has executed agreements totaling 627,000 Dth/d for the supply path portion of the project. The supply path, from the heart of the Marcellus production area to Wright, New York, is scalable up to 1.2 Bcf/d. The project has an expected in-service date of Nov. 1, 2018. Anticipated capital required for both the market path and the supply path is approximately $5 billion.

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TGP anticipates a Nov. 1, 2015, in-service date for its proposed Broad Run Flexibility Project. The Broad Run Expansion and Broad Run Flexibility projects will move gas north-to-south from a receipt point in West Virginia to delivery points in Mississippi and Louisiana. Estimated capital expenditures for both projects are approximately $797 million. In 2014, Antero Resources was awarded 790,000 Dth/d of 15-year firm capacity. Subject to regulatory approvals, the Broad Run Expansion project will provide an incremental 200,000 Dth/d of firm transportation capacity from TGP's Broad Run Lateral in TGP Zone 3 to mutually agreeable delivery points in TGP Zone 1. The anticipated in-service date of the Broad Run Expansion project is Nov. 1, 2017. The Broad Run Flexibility project will provide an additional 590,000 Dth/d of firm transportation capacity on the same capacity path.

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On Oct. 15, 2015, the Federal Energy Regulatory Commission (FERC) released a notice indicating that the issuance of the Environmental Assessment for the Elba Liquefaction Project would occur on Feb. 5, 2016, and the final decision deadline for issuance of the FERC certificate would be on May 5, 2016. Timing for issuance of the FERC certificate is four to five months later than the company expected. The company is evaluating potential mitigation strategies and the resulting in-service schedule for initial deliveries of LNG at the Elba Island facilities as well as for the pipeline expansion projects on Elba Express pipeline and Southern Natural Gas pipeline (SNG), which are associated with the FERC filing for the Elba Liquefaction Project. KMI’s expected investment in the Elba Island facilities and the Elba Express and SNG pipeline expansion projects is approximately $2.1 billion and $309 million, respectively.

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Later this month, TGP expects to file a FERC certificate application for its proposed $178 million Southwest Louisiana Supply Project serving the future Cameron LNG export complex at Hackberry, Louisiana. TGP's project would provide 900,000 Dth/d of long-term capacity to the LNG complex for customers Mitsubishi and Mitsui via the Cameron Interstate Pipeline. The LNG complex, which is currently under construction, received its notice to proceed from the FERC in October 2014 and its FERC certificate in June 2014. TGP proposes to begin construction of the project facilities in November 2016 and to place the facilities in service by Feb. 1, 2018.

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On Oct. 9, 2015, TGP submitted a FERC certificate filing for its proposed Orion project, which would provide 135,000 Dth/d of long-term expansion capacity for three customers from the Marcellus supply basin to a TGP interconnection with Columbia Gas Transmission in Pike County, Pennsylvania. The approximately $141 million project is expected to be in service June 2018, subject to regulatory approvals.

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On Sept. 10, 2015, Natural Gas Pipeline Company of America (NGPL) announced an agreement with Corpus Christi Liquefaction, LLC, a subsidiary of Cheniere Energy, Inc., to provide the Corpus Christi Liquefaction Project with 385,000 Dth/d of southbound natural gas transportation capacity on NGPL’s expanded Gulf Coast mainline system for a 20-year term. NGPL expects to invest approximately $212 million in facilities to enable it to complete the first phase of its Gulf Coast Market Expansion Project, which will increase NGPL’s total southbound capacity from multiple receipt points to existing and growing markets along the Gulf Coast. Pending regulatory approvals, the project is expected to be placed fully into service by July 2019. Kinder Morgan owns a 20 percent interest in and operates NGPL.

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NGPL continues to move forward with its approximately $81 million Chicago Market Expansion project, which will increase NGPL's capacity by 238,000 Dth/d and provide transportation service to markets in proximity to Chicago, Illinois. NGPL has executed binding agreements with Antero Resources, Nicor Gas, North Shore Gas and Occidental Energy Marketing for incremental firm transportation service on its Gulf Coast mainline system with receipts at the Rockies Express Pipeline interconnection in Moultrie County, Illinois, and deliveries to points north on NGPL’s pipeline system. The project is expected to be in service in November 2016 pending regulatory approvals.

CO2

•	Construction is about 75 percent complete at Kinder Morgan’s approximately $311 million Cow Canyon expansion project in southwestern Colorado. This project adds 200 MMcf/d of CO2 production capacity.

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Construction has begun on the approximately $214 million northern portion of the Cortez Pipeline expansion project, which will increase CO2 transportation capacity from 1.35 Bcf/d to 1.5 Bcf/d. The Cortez Pipeline transports CO2 from southwestern Colorado to eastern New Mexico and West Texas for use in enhanced oil recovery projects. The project is scheduled to be completed in the first quarter of 2016.

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Production continues to increase at Kinder Morgan's Tall Cotton Field pilot project in Gaines County, Texas. The approximately $105 million project is the industry’s first greenfield Residual Oil Zone CO2 project and encompasses 180 acres. The company initiated CO2 injection in Tall Cotton in November 2014, and the field is demonstrating early stages of CO2 injection response by producing approximately 300 barrels per day (bpd).

Terminals

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In October 2015, Kinder Morgan announced its plans with BP Products North America Inc. to acquire 15 refined products terminals and associated infrastructure in the United States in a transaction valued at approximately $350 million.  Kinder Morgan and BP will form a joint venture limited liability company (JV) terminal business to own 14 of the acquired assets, which Kinder Morgan will operate and market on the JV’s behalf.  One terminal will be owned solely by KMI. The terminals, with approximately 9.5 million barrels of storage, are pipeline-connected to key refining and processing centers across the United States and offer extensive truck, vessel, and barge access and terminal service capabilities.  In connection with the transaction, BP will enter into commercial agreements securing long-term storage and throughput capacity from the JV, which plans to market additional capacity to third-party customers.  The transaction is expected to close in the first quarter of 2016.

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In the third quarter of 2015, Kinder Morgan commissioned a new crude-by-rail destination terminal at its Deer Park Rail Terminal on the Houston Ship Channel. The unit train facility is capable of unloading one train per day of a wide range of heavy and light crude oil grades. The approximately $34 million investment is supported by a long-term take-or-pay throughput commitment from a large, creditworthy counterparty.

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On Oct. 17, 2015, the first of five tankers ordered by Kinder Morgan’s American Petroleum Tanker business was christened at General Dynamics’ NASSCO shipyard in San Diego. Delivery is scheduled for November 2015, when it will be placed on long-term time charter with an oil major. The remaining four tankers are slated for delivery between early 2016 and mid-2017 and are also supported by long-term time charters with major shippers. All of the tankers will be 50,000-deadweight-ton, LNG conversion-ready product carriers, with a 330,000 barrel cargo capacity. The construction of these tankers is on schedule and on budget.

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On Aug. 10, 2015, Kinder Morgan announced a further expansion of its growing fleet of Jones Act product tankers, executing a definitive agreement for $568 million with Philly Tankers LLC to take assignment of contracts for the construction of four, new 50,000-deadweight-ton, Tier II tankers. The vessels will be constructed at the Aker Philadelphia Shipyard in Philadelphia. The transaction was subsequently approved by shareholders of Philly Tankers AS, parent of Philly Tankers LLC. Each LNG conversion-ready tanker will have a capacity of 337,000 barrels and will be delivered between November 2016 and November 2017. The first two scheduled for delivery are under long-term contract to a creditworthy oil company. Contract discussions for the remaining two tankers are ongoing. The vessels will increase Kinder Morgan’s Jones Act tanker fleet to 16 ships by late 2017, of which 14 are under long-term contracts with creditworthy counterparties.

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Kinder Morgan continues to lead design and planning-permitting activities for the Base Line Terminal development, a new crude oil storage facility in Edmonton, Alberta.  In March 2015, Kinder Morgan and Keyera Corp. announced the new 50-50 joint venture terminal and have entered into long-term, firm take-or-pay agreements with strong, creditworthy customers to build 4.8 million barrels of crude oil storage.  KMI’s investment in the joint venture terminal is approximately CAD$372 million for an initial 12-tank build out, with commissioning expected to begin in the second half of 2017.  Separately, KMI will invest up to an additional CAD$75 million outside the joint venture for connecting pipelines and related infrastructure for a total project investment of approximately CAD$447 million.  Following completion of the initial tank build out, Kinder Morgan will have nearly 12 million barrels of merchant storage in the Edmonton market.

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Work continues on the Kinder Morgan Export Terminal (KMET) along the Houston Ship Channel. The approximately $220 million project includes 12 storage tanks with 1.5 million barrels of storage capacity, one ship dock, one barge dock and cross-channel pipelines to connect with the Kinder Morgan Galena Park terminal. The terminal is anticipated to be in service in the first quarter of 2017.

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Work continues at various Kinder Morgan facilities along the Houston Ship Channel in response to customers’ growing demand for refined product storage and dock services. Construction began on two new ship docks on the channel capable of loading ocean going vessels at rates up to 15,000 barrels per hour. The approximately $66 million project is supported by firm vessel commitments from existing customers at Kinder Morgan’s Galena Park and Pasadena terminals. The two docks are expected to be placed in service in the second and fourth quarters of 2016, respectively.

Products Pipelines

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Kinder Morgan continues to make progress on its outreach, surveying and permitting activities for the proposed Palmetto Pipeline while the company awaits the outcome of its appeal of the Department of Transportation's decision to deny Palmetto's application for a Certificate of Public Convenience and Necessity. Palmetto will move gasoline, diesel and ethanol from Louisiana, Mississippi and South Carolina to points in South Carolina, Georgia and Florida. The approximately $1 billion project has a design capacity of 167,000 bpd and will consist of a segment of expansion capacity on the Plantation pipeline that Palmetto will lease from Plantation Pipe Line Company, and a new 360-mile pipeline to be built from Belton, South Carolina, to Jacksonville, Florida. The company anticipates an in-service date of July 2017.

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Kinder Morgan continues to make progress on its Utopia East pipeline project, and in September 2015, the company received approval from FERC on the commercial aspects of the project. The approximately $517 million Utopia East pipeline will have an initial design capacity of 50,000 bpd, all of which is committed to a customer, and the system is expandable to more than 75,000 bpd. The new pipeline will originate in Harrison County, Ohio, and connect with Kinder Morgan’s existing pipeline and facilities in Fulton County, Ohio, transporting ethane and ethane-propane mixtures eastward to Windsor, Ontario, Canada. Subject to the receipt of permitting and regulatory approvals, the project is expected to be in service by early 2018.

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In September 2015, the company extended the binding open season for its proposed Utica Marcellus Texas Pipeline (UMTP) to Dec. 15, 2015, in order to continue discussions with interested shippers. The project is designed to transport propane, butanes, natural gasoline, y-grade and condensate in batches along the system, with a maximum design capacity of 430,000 bpd. Products will be transported from the Utica and Marcellus basins to delivery points along the Texas Gulf Coast, including connectivity to a Kinder Morgan dock located along the Houston Ship Channel. The UMTP project involves the abandonment and conversion of approximately 964 miles of natural gas service on KMI's existing TGP system, the construction of approximately 200 miles of new pipeline from Louisiana to Texas, new storage in Ohio and 120 miles of new laterals to provide basin connectivity. The anticipated in-service date is in the fourth quarter of 2018, pending customer commitments and regulatory approvals. This project is not in the current project backlog.

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On Kinder Morgan's Double H Pipeline system, the company completed construction and placed into service in September 2015 a new connection to the Sinclair Guernsey Terminal in Wyoming, which will provide increased connectivity to the local and regional markets near Guernsey. The 485-mile pipeline system, which transports crude oil from North Dakota and the Powder River Basin to Guernsey where it delivers to local markets and interconnects with the Pony Express Pipeline for further transportation to Cushing, Oklahoma, has an initial long-haul capacity of approximately 84,000 bpd, with contracts for approximately 80,000 bpd.

Kinder Morgan Canada

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Kinder Morgan Canada is currently engaged in the process of achieving approval from the National Energy Board (NEB) for the Trans Mountain Expansion Project. The NEB decision is now scheduled for May 20, 2016, which is a four-month delay from the previous schedule. During the quarter, we also received draft conditions from the NEB. The impact from the NEB schedule delay on the in-service date for the expansion will depend on the conditions contained in the final NEB recommendation. Thirteen companies have signed firm long-term contracts supporting the project for approximately 708,000 bpd. Kinder Morgan Canada received approval of the commercial terms related to the expansion from the NEB in May of 2013. The proposed $5.4 billion expansion will increase capacity on Trans Mountain from approximately 300,000 to 890,000 bpd. Kinder Morgan Canada continues to engage extensively with landowners, Aboriginal groups, communities and stakeholders along the proposed expansion route, and marine communities. Through some 159 open houses and workshops along the pipeline and marine corridor and more than 24,000 points of engagement with Aboriginal communities, Trans Mountain improved and optimized its planning and mitigation measures to address concerns. To date, 14 community benefits agreements with 19 communities representing 87 percent of the 1,150 km/690 miles of expansion rights-of-way have been completed.

Financings

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In the third quarter, KMI sold shares valued at approximately $1,275 million under its at-the-market equity distribution program bringing total equity issuances for the year to $3,884 million. At the end of the third quarter, KMI had total common shares outstanding of 2,228 million.

•	In the third quarter, KMI repurchased approximately 3.7 million KMI warrants. At the end of the third quarter, KMI had total warrants outstanding of 293 million.
Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in North America. It owns an interest in or operates approximately 84,000 miles of pipelines and 165 terminals. The company’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke. Kinder Morgan is the largest midstream and third largest energy company in North America with an enterprise value of approximately $115 billion. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Oct. 21, at
www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per share, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Distributable cash flow before certain items is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Distributable cash flow before certain items is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out a substantial proportion of its cash flow is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders as compared to its stock price). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. A reconciliation of distributable cash flow before certain items to net income is provided in this release. Distributable cash flow before certain items per share is distributable cash flow before certain items divided by average outstanding shares, including restricted stock awards that participate in dividends. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, asset impairments, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.
For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and management of our business. General and administrative expenses are generally not controllable by our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to segment earnings before DD&A and certain items is segment earnings before DD&A. Segment earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. Segment earnings before DD&A as presented in our GAAP financials are included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of distributable cash flow before certain items, and segment earnings before DD&A and certain items may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Kinder Morgan’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year-ended December 31, 2014 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
dave_conover@kindermorgan.com	www.kindermorgan.com

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Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues	$3,707	$4,291	$10,767	$12,275

Costs, expenses and other
Operating expenses	1,718	2,199	4,988	6,475
Depreciation, depletion and amortization	617	520	1,725	1,518
General and administrative	160	135	540	461
Taxes, other than income taxes	108	105	339	326
Loss on impairments and disposals of long-lived assets, net	385	—	489	3
Other income, net	(2)	—	(5)	—
	2,986	2,959	8,076	8,783

Operating income	721	1,332	2,691	3,492

Other income (expense)
Earnings from equity investments	114	107	330	306
Loss on impairments of equity investments	—	—	(26)	—
Amortization of excess cost of equity investments	(13)	(12)	(39)	(33)
Interest, net	(540)	(432)	(1,524)	(1,320)
Other, net	9	30	33	56

Income before income taxes	291	1,025	1,465	2,501

Income tax expense	(108)	(246)	(521)	(624)

Net Income	183	779	944	1,877

Net loss (income) attributable to noncontrolling interests	3	(450)	4	(977)

Net income attributable to KMI	$186	$329	$948	$900

Class P Shares
Basic and Diluted Earnings Per Common Share	$0.08	$0.32	$0.43	$0.87

Basic Weighted Average Shares Outstanding (1)	2,203	1,028	2,173	1,028

Diluted Weighted Average Shares Outstanding (1)	2,203	1,028	2,181	1,028

Declared dividend per common share	$0.51	$0.44	$1.48	$1.29

Segment EBDA
Natural Gas Pipelines	$993	$1,182	$2,936	$3,207
CO2	29	388	605	1,083
Terminals	249	249	798	692
Products Pipelines	288	222	811	632
Kinder Morgan Canada	42	50	120	138
Other	(9)	6	(55)	13
Total Segment EBDA	$1,592	$2,097	$5,215	$5,765

Notes
(1)
For all periods presented in 2015 and 2014, outstanding KMI convertible preferred securities were antidilutive. For the three months ended September 30, 2015 and 2014 and for the nine months ended September 30, 2014 outstanding KMI warrants were also antidilutive.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014(17)	2015	2014(17)
Segment earnings before DD&A and amort. of excess investments (1)
Natural Gas Pipelines	$975	$978	$3,027	$3,012
CO2	282	363	849	1,089
Terminals	263	247	798	702
Product Pipelines	287	222	807	635
Kinder Morgan Canada	42	50	120	138
Other	(10)	(4)	(23)	(9)
Subtotal	1,839	1,856	5,578	5,567

DD&A and amortization of excess investments	(630)	(532)	(1,764)	(1,551)
General and administrative (1) (2)	(152)	(141)	(485)	(452)
Interest, net (1) (3)	(524)	(444)	(1,565)	(1,338)
Subtotal	533	739	1,764	2,226

Book taxes (4)	(185)	(202)	(606)	(550)
Certain items
Acquisition expense (5)	(2)	—	(14)	(26)
Pension plan net benefit	5	11	28	29
Fair value amortization	24	18	72	49
Contract early termination revenue	—	198	—	198
Legal and environmental reserves (6)	(1)	(4)	(78)	(30)
Mark to market and ineffectiveness (7)	118	33	162	2
Gain/Loss on asset disposals/impairments, net of insurance	(387)	(6)	(516)	(19)
Other	(17)	19	(4)	26
Subtotal certain items before tax	(260)	269	(350)	229
Book tax certain items	95	(27)	136	(28)
Total certain items	(165)	242	(214)	201
Net income	$183	$779	$944	$1,877

Net income before certain items	$348	$537	$1,158	$1,676
Net income attributable to 3rd party noncontrolling interests (8)	(3)	(4)	(16)	(7)
Depreciation, depletion and amortization (9)	708	608	2,004	1,780
Book taxes (10)	224	240	713	655
Cash taxes (11)	(3)	(133)	(19)	(437)
Other items (12)	7	12	23	26
Sustaining capital expenditures (13)	(152)	(144)	(397)	(353)
MLP declared distributions (14)	—	(681)	—	(2,000)
DCF before certain items	$1,129	$435	$3,466	$1,340

Weighted Average Shares Outstanding for Dividends (15)	2,210	1,036	2,189	1,035

DCF per share before certain items	$0.51	$0.42	$1.58	$1.29
Declared dividend per common share	$0.51	$0.44	$1.48	$1.29

EBITDA (16)	$1,803	$1,825	$5,425	$5,442

Notes ($ million)
(1)
Excludes certain items:
3Q 2015 - Natural Gas Pipelines $18, CO2 $(253), Terminals $(14), Products Pipelines $1, Other $1, general and administrative $2, interest expense $(15).
3Q 2014 - Natural Gas Pipelines $204, CO2 $25, Terminals $2, Other $10, general and administrative $15, interest expense $13.
YTD 2015 - Natural Gas Pipelines $(91), CO2 $(244), Products Pipelines $4, Other $(32), general and administrative $(27), interest expense $40.
YTD 2014 - Natural Gas Pipelines $195, CO2 $(6), Terminals $(10), Products Pipelines $(3), Other $22, general and administrative $18, interest expense $13.

(2)	General and administrative expense is net of management fee revenues from an equity partner: 3Q 2015 - $(10) 3Q 2014 - $(9) YTD 2015 - $(28) YTD 2014 $(27)
(3)
Interest expense excludes interest income that is allocable to the segments: 3Q 2015 - Products Pipelines $1, Other $(2).
3Q 2014 - Other $(1).
YTD 2015 - Products Pipelines $2, Other $(1).
YTD 2014 - Products Pipelines $1, Other $4.

(4)
Book tax expense excludes book tax certain items. Also excludes income tax that is allocated to the segments:
3Q 2015 - Natural Gas Pipelines $(1), CO2 $(1), Terminals $(8), Products Pipelines $(3), Kinder Morgan Canada $(5).
3Q 2014 - Natural Gas Pipelines $(2), CO2 $(2), Terminals $(9), Kinder Morgan Canada $(4).
YTD 2015 - Natural Gas Pipelines $(5), CO2 $(3), Terminals $(21), Products Pipelines $(7), Kinder Morgan Canada $(15).
YTD 2014 - Natural Gas Pipelines $(9), CO2 $(6), Terminals $(19), Products Pipelines $(1), Kinder Morgan Canada $(11).

(5)	Acquisition expense related to closed acquisitions.
(6)	Legal reserve adjustments related to certain litigation and environmental matters.
(7)	Mark to market gain or loss is reflected in segment earnings before DD&A at time of physical transaction.
(8)
Represents net income allocated to third-party ownership interests in consolidated subsidiaries (i.e. for prior period, excludes noncontrolling interests associated with our former MLPs). Excludes noncontrolling interests of $6 in 3Q 2015 and $20 in YTD 2015 related to impairments included as certain items.

(9)	Includes KMI's share of certain equity investees' DD&A: 3Q 2015 - $78 3Q 2014 - $76 YTD 2015 - $240 YTD 2014 - $229
(10)
Excludes book tax certain items and includes income tax allocated to the segments. Also, includes KMI's share of taxable equity investees' book tax expense:
3Q 2015 - $21
3Q 2014 - $21
YTD 2015 - $56
YTD 2014 - $59

(11)	Includes KMI's share of taxable equity investees' cash taxes: 3Q 2015 - $(2) 3Q 2014 - $(4) YTD 2015 - $(8) YTD 2014 - $(18)
(12)
For 2015, consists primarily of non-cash compensation associated with our restricted stock program. The restricted stock awards related to the program are included in our weighted average shares outstanding for dividends. For 2014 periods, consists primarily of excess coverage at our former MLPs (i.e. the amount by which distributable cash flow exceeded their declared distribution).

(13)	Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which we add back DD&A): 3Q 2015 - $(16) 3Q 2014 - $(11) YTD 2015 - $(50) YTD 2014 - $(36)
(14)	Represents distributions to KMP and EPB limited partner units formerly owned by the public. Not applicable after 3Q 2014.
(15)	Includes restricted stock awards that participate in dividends and dilutive effect of warrants.
(16)
EBITDA is net income before certain items plus interest expense, DD&A (including KMI's share of certain equity investees' DD&A), and book taxes (including income tax allocated to the segments and KMI’s share of certain equity investees’ book tax) less net income before certain items attributable to 3rd party noncontrolling interests, with any difference due to rounding.

(17)	Certain amounts have been reclassified to conform to the current presentation.

Volume Highlights (historical pro forma for acquired assets)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Natural Gas Pipelines
Transport Volumes (BBtu/d) (1) (2)	28,580	27,250	28,230	26,891
Sales Volumes (BBtu/d) (3)	2,445	2,446	2,416	2,303
Gas Gathering Volumes (BBtu/d) (2) (4)	3,541	3,508	3,554	3,354
Crude/Condensate Gathering Volumes (MBbl/d) (2) (5)	343	321	340	282

CO2
Southwest Colorado Production - Gross (Bcf/d) (6)	1.20	1.21	1.22	1.27
Southwest Colorado Production - Net (Bcf/d) (6)	0.60	0.51	0.58	0.54
Sacroc Oil Production - Gross (MBbl/d) (7)	32.49	33.13	34.44	32.35
Sacroc Oil Production - Net (MBbl/d) (8)	27.07	27.59	28.69	26.94
Yates Oil Production - Gross (MBbl/d) (7)	18.89	19.23	18.94	19.48
Yates Oil Production - Net (MBbl/d) (8)	7.60	8.72	8.20	8.64
Katz Oil Production - Gross (MBbl/d) (7)	4.10	3.42	4.03	3.58
Katz Oil Production - Net (MBbl/d) (8)	3.40	2.85	3.35	2.98
Goldsmith Oil Production - Gross (MBbl/d) (7)	1.64	1.25	1.48	1.25
Goldsmith Oil Production - Net (MBbl/d) (8)	1.41	1.08	1.28	1.08
NGL Sales Volumes (MBbl/d) (9)	10.51	10.32	10.33	10.06
Realized Weighted Average Oil Price per Bbl (10) (11)	$74.18	$87.59	$73.19	$89.40
Realized Weighted Average NGL Price per Bbl (11)	$16.29	$43.57	$18.96	$46.18

Terminals
Liquids Leasable Capacity (MMBbl)	81.3	75.6	81.3	75.6
Liquids Utilization %	93.4%	94.4%	93.4%	94.4%
Bulk Transload Tonnage (MMtons) (12)	16.9	20.4	48.9	60.3
Ethanol (MMBbl)	15.0	17.1	47.3	49.8

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (13)	74.1	71.9	216.0	207.0
Diesel	28.5	28.0	80.8	79.8
Jet Fuel	23.2	22.1	67.0	65.8
Sub-Total Refined Product Volumes - excl. Plantation and Parkway	125.8	122.0	363.8	352.6
Plantation (MMBbl) (14)
Gasoline	19.1	20.8	59.5	59.7
Diesel	5.6	4.8	15.9	15.3
Jet Fuel	3.5	3.2	10.8	9.9
Sub-Total Refined Product Volumes - Plantation	28.2	28.8	86.2	84.9
Parkway (MMBbl) (14)
Gasoline	2.1	1.8	6.1	3.9
Diesel	0.7	0.6	2.0	1.6
Jet Fuel	—	—	—	—
Sub-Total Refined Product Volumes - Parkway	2.8	2.4	8.1	5.5
Total (MMBbl)
Gasoline (13)	95.3	94.5	281.6	270.6
Diesel	34.8	33.4	98.7	96.7
Jet Fuel	26.7	25.3	77.8	75.7
Total Refined Product Volumes	156.8	153.2	458.1	443.0
NGLs (MMBbl) (15)	10.0	6.1	29.4	16.1
Crude and Condensate (MMBbl) (16)	27.3	8.9	70.9	19.5
Total Delivery Volumes (MMBbl)	194.1	168.2	558.4	478.6
Ethanol (MMBbl) (17)	10.7	10.8	31.1	30.9

Trans Mountain (MMBbls - mainline throughput)	29.5	27.6	86.9	79.5

(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KMI share.

(2)	Volumes for acquired pipelines are included for all periods.
(3)	Includes Texas Intrastates and KMNTP.
(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano, North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(5)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(6)	Includes McElmo Dome and Doe Canyon sales volumes.
(7)	Represents 100% production from the field.
(8)	Represents KMI's net share of the production from the field.
(9)	Net to KMI.
(10)	Includes all KMI crude oil properties.
(11)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.
(12)	Includes KMI's share of Joint Venture tonnage.
(13)	Gasoline volumes include ethanol pipeline volumes.
(14)	Plantation and Parkway reported at KMI share.
(15)	Includes Cochin and Cypress (KMI share).
(16)	Includes KMCC, Double Eagle (KMI share), and Double H.
(17)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$179	$315
Other current assets	2,888	3,437
Property, plant and equipment, net	40,608	38,564
Investments	5,943	6,036
Goodwill	24,952	24,654
Deferred charges and other assets	11,107	10,043
TOTAL ASSETS	$85,677	$83,049

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$3,003	$2,717
Other current liabilities	3,188	3,645
Long-term debt	39,675	38,212
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,855	1,785
Other	2,014	2,164
Total liabilities	49,835	48,623

Shareholders' Equity
Accumulated other comprehensive loss	(328)	(17)
Other shareholders' equity	35,842	34,093
Total KMI equity	35,514	34,076
Noncontrolling interests	328	350
Total shareholders' equity	35,842	34,426
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$85,677	$83,049

Debt, net of cash (1)	$42,459	$40,614

EBITDA (2)	$7,351	$7,368

Debt to EBITDA	5.8	5.5

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP and (ii) debt fair value adjustments. The foreign exchange impact on our Euro denominated debt of $40mm is also excluded as of September 30, 2015, as we have entered into swaps to convert that debt to US$.

(2)	EBITDA is last twelve months, includes add back of our share of certain equity investees' DD&A and is before certain items.